Exhibit (h)(43)

FEE WAIVER LETTER

GRANDEUR PEAK GLOBAL ADVISORS, LLC

4244 Rowland Drive

Salt Lake City, UT 84124

September 13, 2011

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Grandeur Peak Global Opportunities Fund and Grandeur Peak International Opportunities Fund (the “Funds”), each a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Grandeur Peak Global Advisors, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Funds.

With respect to the Funds’ Investor Class, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.75% of each Fund’s average daily net assets through August 31, 2013, the Adviser will reduce the fee payable with respect to each Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.

With respect to the Funds’ Institutional Class shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.50% of each Fund’s average daily net assets through August 31, 2013, the Adviser will reduce the fee payable with respect to each Fund to the extent of such excess, and/or shall reimburse the Fund by the amount of such excess.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of September 13, 2011 and shall continue at least through August 31, 2013.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement or in previous letter agreements. Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

GRANDEUR PEAK GLOBAL ADVISORS, LLC

By:	/s/ Eric Huefner
Name: Eric Huefner
Title: President

Acknowledge and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: Treasurer

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